Exhibit 4.9

NOTEHOLDER ACKNOWLEDGEMENT AGREEMENT

This ACKNOWLEDGEMENT AGREEMENT, dated as of February 15, 2004, by and among (i) BUTLER MANUFACTURING COMPANY (the “Company”), (ii) the undersigned holders of the 1994 Notes (as constituted from time to time, the “1994 Noteholders”), (iii) the undersigned holders of the 1998 Notes (as constituted from time to time, the “1998 Noteholders”), and (iv) the undersigned holders of the 2001 Notes (as constituted from time to time, the “2001 Noteholders”, and together with the 1994 Noteholders and the 1998 Noteholders, the “Noteholders”).

RECITALS

     A.     Pursuant to that certain Note Agreement, dated as of June 1, 1994 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time), the Company issued to the 1994 Noteholders $35,000,000 in original principal amount of its 8.02% Senior Notes due December 30, 2003 (the “1994 Notes”);

     B.     Pursuant to that certain Note Agreement, dated as of March 1, 1998 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time), the Company issued to the 1998 Noteholders $35,000,000 in original principal amount of its 6.57% Senior Notes due March 20, 2013 (the “1998 Notes”);

     C.     Pursuant to that certain Note Purchase Agreement, dated as of June 20, 2001 (as amended pursuant to the First Amendment, dated as of February 28, 2003, and as further amended from time to time), the Company issued to the 2001 Noteholders $50,000,000 in original principal amount of its 7.87% Senior Notes due December 30, 2016 (the “2001 Notes”);

     D.     Pursuant to that certain “Noteholder Amendment Agreement”, dated as of December 30, 2003, the Company, as set forth in section 4.3(a) of the Noteholder Amendment Agreement, covenanted, agreed and warranted that:

i. The Noteholders would receive executed copies of definitive merger documentation within 24 hours of execution, but in no event later than February 9, 2004;

ii. Any merger between the Company and the Purchaser (as defined in the Noteholder Amendment Agreement) would result in the Company’s immediate repayment in full of its obligations to the Noteholders, including, without limitation, principal, interest, default interest, Make-Whole Amounts (as defined in the Noteholder Amendment Agreement), and fees;

iii. Such Purchaser would have financial qualifications reasonably acceptable to the Noteholders; and

iv. Such definitive merger documentation shall be in form and substance reasonably satisfactory to the Noteholders with respect to the treatment of the Notes at the closing of the merger and the conditions to and of such closing.

     E.     Pursuant to that certain Agreement (the “Payout Agreement”), dated as of February 15, 2004, by and among the Company, the Noteholders, BlueScope Steel Limited (the “Purchaser”), and others, the Company has agreed, and the Purchaser has agreed to cause the Company, to make the payments to the Noteholders described therein.

     F.     Simultaneously with the execution and delivery of this Agreement and with the execution and delivery of the Payout Agreement, the Company, the Purchaser and BSL Acquisition Corporation (the “Subsidiary”) are executing and delivering an Agreement and Plan of Merger (the “Merger Agreement”), dated the date hereof, providing for the merger of the Company with and into the Subsidiary.

ACKNOWLEDGEMENT

     The Noteholders agree that, upon receipt of the executed Payout Agreement and the executed Merger Agreement:

     1.     All of the obligations of the Company set forth in section 4.3(a) of the Noteholder Amendment Agreement have been satisfied and performed in full by the Company; provided, however, that this acknowledgement by the Noteholders is without prejudice to all rights of the Noteholders under the Payout Agreement;

     2.     The financial qualifications of the Purchaser are acceptable;

     3.     The Merger Agreement is in form and substance satisfactory to the Noteholders; and

     4.     The reference to the date of “February 9, 2004” in Section 4.3(a) of the Noteholder Amendment Agreement is hereby replaced and substituted in lieu thereof with the date of “February 15, 2004”.

     This Agreement shall be governed by, and construed in accordance with the laws of the State of New York. This Agreement may be executed in counterparts, each of which shall be constitute an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed to constitute original signatures and shall be admissible into evidence for all purposes.

Butler Manufacturing Company

By: /s/ John J. Holland Name: John J. Holland Title: Chairman

Subsidiary Guarantors

BMC Real Estate, Inc.
BUCON, Inc.
Butler Holdings, Inc.
Butler Real Estate, Inc.
Lester Buildings, Inc.
Butler Pacific, Inc.
Moduline Windows, Inc.
Liberty Building Systems, Inc.

By: /s/ Larry C. Miller
Name: Larry C. Miller
Title: Vice President - Finance

Metropolitan Life Insurance Company

By: /s/ Jacqueline D. Jenkins
Name: Jacqueline D. Jenkins
Title: Managing Director

Nationwide Life Insurance Company
of America

By: /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

Nationwide Indemnity Company

By: /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

Nationwide Mutual Fire Insurance Company

By: /s/ Joseph P. Young
Name: Joseph P. Young
Title: Authorized Signatory

Principal Life Insurance Company
an Iowa Corporation

By: /s/ Jon C. Heiny
Name: Jon C. Heiny
Title: Counsel

By: /s/ Joellen J. Watts
Name: Joellen J. Watts
Title: Counsel

Allstate Life Insurance Company

By: /s/ Jeffrey Cannon
Name: Jeffrey Cannon
Title: Authorized Signatory

By: /s/ Jerry D. Zinkula
Name: Jerry D. Zinkula
Title: Authorized Signatory

Businessmen’s Assurance Company
of America

By: /s/ D.W. Kroske
Name: D.W. Kroske
Title: Vice President

John Hancock Life Insurance Company

By: /s/ Marlene DeLeon
Name: Marlene DeLeon
Title: Managing Director

John Hancock Variable Life Insurance Company

By: /s/ Marlene DeLeon
Name: Marlene DeLeon
Title: Managing Director

Massachusetts Mutual Life
Insurance Company

By: /s/ Steven J. Katz
Name: Steven J. Katz
Title: Second Vice President and Associate General Counsel

Mellon Bank, solely in its capacity as
Custodian for Aviva Life-Principal Glob
Priv EG Convertible Securities (as directed
by Principal Global Investors, LLC), and not
in its individual capacity (MAC & CO) -
Nominee Name

By: /s/ Carole Bruno
Name: Carole Bruno
Title: Authorized Signatory